Exhibit 99.4

Atlas Pipeline Holdings, L.P.

1550 Coraopolis Heights Road

Moon Township, PA 15108

November 8, 2010

Atlas Pipeline Partners, L.P.

311 Rouser Road

Moon Township, PA 15108

Re: General and Administrative Services

Ladies and Gentlemen:

In connection with the Purchase and Sale Agreement (capitalized terms used but not defined herein shall have the meaning ascribed to them therein), dated as of November 8, 2010, by and among Atlas Pipeline Partners, L.P. (“APL”), APL Laurel Mountain, LLC, Atlas Energy, Inc. (“Atlas”), and Atlas Energy Resources, LLC, the parties hereto hereby agree as follows.

I. Cap on Allocation of Expenses for Services. During the term hereof and on the terms and subject to the conditions set forth herein, Atlas Pipeline Holdings, L.P. (“AHD”) agrees that, to the extent it provides general and administrative services (the “Services”) to APL, then AHD shall allocate expenses to APL for the Services in a manner consistent with the manner in which Atlas allocated expenses to APL for such Services prior to the Effective Date; provided that in no event shall AHD allocate to APL more than $1,800,000 (the “Cap”) for the Services for the twelve months following the Effective Date (it being understood and agreed that the Cap shall not apply to the allocation of any expenses, including the payment of salaries, of any officer or employee whose primary responsibility and function is for APL’s management’s and operations and none of such items shall be counted towards the Cap or included in the Services).

II. Term. This letter agreement shall become effective immediately upon the consummation of the AHD Transactions (the “Effective Date”) and shall remain in effect until the first anniversary of the Effective Date.

III. Representations and Warranties. Each party represents and warrants to the other that it has the full power and authority, and has taken all action necessary, to execute and deliver this letter agreement and to perform its obligations hereunder.

IV. Other Provisions. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws principles thereof. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby shall only be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts. This letter agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute one agreement. Counterparts may be delivered via facsimile or other electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If the foregoing is acceptable to you, please sign and return a copy of this letter to each of the undersigned.

Very truly yours,

Atlas Pipeline Holdings, L.P.,
By: Atlas Pipeline Holdings GP, LLC, its general partner

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz

Accepted and agreed:

Atlas Pipeline Partners, L.P.

By: Atlas Pipeline Partners GP, LLC,
its general partner

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz

[Signature page to AHD-APL Allocation Cap Letter]